EXHIBIT 4

                               AMENDED & RESTATED

                          BUTLER MANUFACTURING COMPANY

                      EXECUTIVE DEFERRED COMPENSATION PLAN


   Butler Manufacturing Company ("Butler") established the Butler Manufacturing Company Executive Deferred Compensation Plan ("Plan") effective January 1, 1988. The Plan was amended effective December 19, 1989, September 18, 1990, restated effective December 15, 1995, and amended November 27, 1996 and January 1, 1998. Butler hereby amends and restates the Plan effective January 1, 2001 for the purposes and upon the terms hereinafter set forth.


                                    ARTICLE I

                                     PURPOSE

   The purpose of the Butler Manufacturing Company Executive Deferred Compensation Plan (hereinafter referred to as the "Plan") is to provide funds for retirement or death for executive employees (and their beneficiaries) of Butler Manufacturing Company and its subsidiaries. It is intended that the Plan will aid in retaining and attracting employees of exceptional ability by providing such employees with a means to supplement their standard of living at retirement. This Plan is intended to qualify for the exemptions described in sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.



                                   ARTICLE II

                                   DEFINITIONS

   For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

   2.1 Beneficiary. "Beneficiary" means the person, persons or entity designated by the Participant, or as provided in Article VIII, to receive any benefits payable under the Plan. Any Participant Beneficiary designation shall be made in a written instrument filed with the Committee and shall become effective only when received in writing by the Committee.

   2.2 Board. "Board" means the Compensation and Benefits Committee of the Board of Directors of the Butler Manufacturing Company.

   2.3 Committee. "Committee" means the group of Company employees, appointed by and who shall serve at the pleasure of the Company, who will administer the Plan.

   2.4  Company.   "Company"   means  Butler   Manufacturing   Company  and  its
subsidiaries.

   2.5 Compensation. "Compensation" or "Total Compensation" means the Base Salary and Incentive Compensation payable to a Participant during a Plan Year.

        (a) Base Salary. "Base Salary" means all regular remuneration for services, other than such items as Incentive Compensation, payable by the Company to a Participant in cash during a Plan Year, but before reduction for amounts deferred pursuant to this Plan or any other Plan of the Company. The Committee shall determine whether a particular item of income constitutes Base Salary if a question arises.

        (b) Incentive Compensation. "Incentive Compensation" means any cash bonus earned by a Participant with respect to services rendered in a Plan Year.

   2.6 Declared Rate. "Declared Rate" means with respect to each Participant up to two of the following crediting rates as elected by a Participant in a Participation Agreement.

        (a) Option A. "Declared Rate" means the average of the composite monthly yield on Moody's Seasoned Corporate Bond Yield Index for the twelve months beginning December 1 of the second preceding year and ending November 30 of the preceding year, as determined from Moody's Bond Record published by Moody's Investors Services, Inc. (or any successor thereto). If such monthly yield is no longer published, a substantially similar average shall be selected by the Committee.

        (b) Option B. "Declared Rate" means the percentage of change in the closing price of the Standard & Poor's 500 Stock Composite Index from the last business day of each month compared to the last business day of the previous month, published by the Wall Street Journal (or any successor thereto). If such Index is no longer published, a substantially similar Index shall be selected by the Committee.



   2.7 Deferral Benefit. "Deferral Benefit" means the benefit payable to a Participant or Participant's Beneficiary on Participant's retirement, death, disability, early distribution or termination of employment as calculated in
Article VII hereof.

   2.8 Deferred Benefit Account. "Deferred Benefit Account" means the accounts maintained on the books of account of the Company for each Participant pursuant to Article VI. Separate Deferred Benefit Accounts shall be maintained for each Participant. More than one

Deferred Benefit Account may be maintained for each Participant as necessary to reflect separate deferral elections. A Participant's Deferred Benefit Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan. A Participant's Deferred Benefit Account shall not constitute or be treated as a trust fund of any kind.

   2.9 Determination Date. "Determination Date" means the date on which the amount of a Participant's Deferred Benefit Account is determined as provided in
Article VI hereof. The last business day of each calendar month shall be a Determination Date.

   2.10 Disability. "Disability" or "Disabled Participant" means a physical or mental condition of a Participant resulting in a determination of disability for purposes of receiving benefits under the Company's Long-Term Disability Insurance Plan.

   2.11 Participant. "Participant" means any individual who is designated by the Committee to participate in this Plan and who elects to participate by filing a Participation Agreement as provided in Article IV.

   2.12 Participation Agreement. "Participation Agreement" means the agreement filed by a Participant prior to the beginning of the first period for which any of the Participant's Compensation is to be deferred pursuant to the Plan. A form of such Participation Agreement is attached hereto.

   2.13 Plan Year. "Plan Year" means a twelve month period commencing January 1 and ending the following December 31. The first Plan year commenced on January 1, 1988.

   2.14 Retirement Age. "Retirement Age" means the time at which a Participant attains age sixty-five (65) or at such other date at which the Participant retires under the provisions of the Company's Base Retirement Plan for Salaried Employees.

   2.15 Retirement Date. "Retirement Date" means the first day of the month coincidental with or next following a Participant's Retirement Age.

   2.16 Spouse. "Spouse" means a Participant's wife or husband who was lawfully married to the Participant at the time of the Participant's death or a determination of Participant's incompetency.


                                   ARTICLE III

                                 ADMINISTRATION

   3.1 Committee; Duties. This Plan shall be administered by the Committee. Members of the Committee may be Participants under this Plan. The Committee and, as the Committee determines to be appropriate, its delegates shall also have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretation of this Plan, as may arise in connection with the Plan.

   3.2 Binding Effect of Decisions. Any decision by the Committee involving a claim by the employee or the employee's beneficiary for benefits under this Plan shall be stated in writing and delivered or mailed to the employee or such beneficiary, within thirty days of the date of written notice of such claim. Such decision shall set forth the basis for the decision, written to the best of the Committee's ability in a manner that may be understood without legal counsel. In addition, the Committee shall afford a reasonable opportunity to the employee or such beneficiary for a full and fair review of the decision, and such review shall be followed by a written decision setting forth the basis for the action on appeal, which decision must be rendered within sixty days after written notice to the Company of such appeal. If no written decision is rendered within such sixty day time period, the appeal shall be deemed denied. The decision of the Committee shall be final and binding.


                                   ARTICLE IV

                                  PARTICIPATION

   4.1 Participation. Participation in the Plan shall be limited to the class of those key executives selected by the Committee and approved by the Board who elect to participate in the Plan by filing a Participation Agreement with the Committee. A Participation Agreement must be filed prior to December 31 immediately preceding the Plan Year in which the Participant's participation under the agreement will commence. The election to participate shall be effective on the first day of the Plan Year following receipt by the Committee of a properly completed and executed Participation Agreement.

   With respect to the first Plan Year of the Plan or with respect to an individual hired or promoted during a Plan Year who thereby becomes eligible to participate herein, an initial Participation Agreement may be filed within 30 days of the Committee's notification to Participant of eligibility to participate. Such election to participate shall be effective on the first day of the month following the Committee's receipt thereof, except that elections not received by the Committee prior to the 15th day of any calendar month shall be effective no earlier than the first day of the second month following the month of receipt.

   4.2 Minimum and Maximum Deferral and Length of Participation. A Participant may elect in a Participation Agreement to defer a portion of Participant's Base Salary and/or Incentive Compensation. The minimum and maximum amounts that may be deferred under a Participation Agreement shall be as follows: Minimum Deferral Maximum Deferral With respect to Base Salary Deferrals 5% of Base Salary 25% of Base Salary

                                 Minimum Deferral           Maximum Deferral
   With respect to Base
   Salary Deferrals              5% of Base Salary          25% of Base Salary

   With respect to
   Incentive Compensation        25% of Incentive           100% of Incentive
   Deferrals                     Compensation               Compensation

        (a) With respect to Base Salary deferrals, the deferral percentage elected in a Participation Agreement shall be applied to the Participant's Base Salary as established for the first pay period of the Plan Year to which the Participation Agreement applies. A Participation Agreement shall apply to the Participant's Base Salary payable over a deferral period of one Plan Year, and thereafter to each subsequent deferral period of one Plan Year until the Participant's termination of employment or until the election to defer is amended.

            Deferrals shall commence with the Plan Year immediately following the Plan Year in which the respective Participation Agreement is filed; provided, however, that an initial Participation Agreement which is effective other than on January 1 of a Plan Year shall apply to the remainder of that Plan Year and to the following Plan Years as set forth above.

        (b) With respect to Incentive Compensation deferrals, the deferral percentage or designated dollar amount selected in a Participation Agreement shall apply to the Participant's Incentive Compensation to be earned in the Plan Year immediately following receipt of the Participation Agreement, and thereafter to Incentive Compensation earned in each subsequent deferral period of one Plan Year until Participant's termination of employment or until the election to defer is amended.

        (c) A Participant's election to defer Compensation shall be irrevocable upon the filing of the respective Participation Agreement; provided, however, that the deferral of Compensation under any Participation Agreement may be suspended or amended as provided in paragraphs 4.4, 7.5, 7.6, 9.1 or as further described in this paragraph.

            A Participant may amend a deferral election with respect to deferrals in subsequent Plan Years by filing a new Participation Agreement with the Committee in the manner provided in paragraph
            4.4. The new agreement may change the amount of Compensation to be deferred or discontinue deferrals. The date benefits are to commence and the form in which benefits shall be paid from prior deferrals may not be changed.

   4.3 Earnings on Deferred Benefit Account. The Participant's Deferred Benefit Account will be credited with a rate or rates of return (positive or negative) based upon up to two Declared Rates as defined in paragraph 2.6, as selected by a Participant in a Participation Agreement. Such rate(s) of return will be credited monthly to Participant's Deferred Benefit Account based on a rate(s) to be derived from the Declared Rate(s).

   A Participant or the spouse who is a named Beneficiary of a deceased Participant may change a Declared Rate election effective as of January 1 of each Plan Year by filing a written notice with the Committee prior to January 1. No other Beneficiary shall have the right to change a Declared Rate under the provisions of this Plan.

   If a Participant elects more than one Declared Rate, Participant shall also designate the percentage(s) of Participant's Deferred Benefit Account to be credited with each such Declared Rate. Should a Participant subsequently elect to change the Declared Rate(s) and/or percentage(s), such change shall apply to 100% of the in Participant's Deferred Benefit Account at the time such change is made, and any new Declared Rate(s) and/or percentage(s) shall be applicable to all future deferrals unless and until Participant amends such election.

   However, for any Participant who retired, terminated or became disabled prior to January 1, 2001 or for the Spouse who is the named Beneficiary of any Participant who was deceased prior to January 1, 2001, this paragraph 4.3 is not applicable and such Participants' or Beneficiaries' Deferred Benefit Accounts will be credited based upon the Option A Declared Rate as defined in Paragraph 2.6.

   4.4 Additional Participation Agreement. A Participant may enter into a new Participation Agreement by filing a Participation Agreement with the Committee prior to December 31 of any calendar year, stating the amount that the Participant elects to have deferred. The new agreement shall be effective only as to Compensation paid in the Plan Year beginning after the last day of the Plan Year in which the respective agreement is filed with the Committee. A new Participation Agreement is subject to all of the provisions and requirements set forth in paragraph 4.2.


                                    ARTICLE V

                              DEFERRED COMPENSATION

   5.1 Elective Deferred Compensation. The amount of Compensation that a Participant elects to defer in a Participation Agreement executed by the Participant with respect to each Plan Year of participation in the Plan shall be credited by the Company to the Participant's Deferred Benefit Account throughout each Plan Year as the Participant is paid the non-deferred portion of Compensation for such Plan Year. The amount credited to a Participant's Deferred Benefit Account shall equal the amount deferred. To the extent that the Company is required to withhold any taxes or other amounts from an employee's deferred wages pursuant to any state, federal or local law, such amounts shall be taken out of the Participant's Compensation which is not deferred under this Plan.

   5.2 Effect on Other Plans. To the extent to which deferrals by a Participant under this Plan cause a reduction in contributions by the Company on behalf of the Participant under the Company's Individual Retirement Asset Account (formerly, the Employee Stock Ownership Plan Trust), the Company shall credit the amount of any such reduction to the Participant's Deferred Benefit Account under this Plan. If such reduction shall result from the application of section 415 with respect to such Participant, the Company will credit the amount of any such reduction to the Participant's Deferred Benefit Account under this Plan, and, in such case, this provision shall constitute a separate excess benefit plan as defined in section 3(36) of the Employee Retirement Income Security Act of 1974. If such reduction shall result from the application of section 401(a)(17) of the Code with respect to such Participant, the Company will credit the amount of any such reduction to the Participant's Deferred Benefit Account under this Plan, such amount to be credited as of the December 31 of the year in which such reduction occurs. To the extent to which any such reduction is restored by supplementary benefits provided to such Participant from the Company's Supplemental Benefit Plan, no additional benefits shall be provided by this Plan.

   The Company shall compute life insurance and disability benefits under any Company plan based on Compensation without reduction for amounts deferred under this Plan.

   The Company shall compute benefits under the Base Retirement Plan for Salaried Employees based on the Participant's highest consecutive 5-year average annual Compensation without reduction for amounts deferred under this Plan.

   Effective retroactively to January 1, 1989, and solely with respect to the individuals listed on Exhibit A attached to this Amended and Restated Plan and made a part hereof, notwithstanding the provisions of Section 2.11 of the Plan,
Article IV of the Plan and the provisions of Section 5.1 and 5.2 of the Plan, the individuals listed on said Exhibit A shall be considered to be Participants in the Plan for the years listed on said Exhibit A, and the provisions of this Plan, including the provisions of this Section 5.2, shall apply to such individuals even though such individuals have not made deferrals under this Plan. This provision shall be applicable (a) solely as to the individuals listed on said Exhibit A only with respect to adjustments because of the application of ss. 415 of the Code or ss. 401(a)(17) of the Code, (b) solely as to the years listed on said Exhibit A opposite the names of said individuals and (c) only if adjustments under said Code sections are not made under any other tax qualified or nonqualified employee benefit plan of the Company.

   5.3 Vesting of Deferred Benefit Account. A Participant shall be 100% vested in the Participant's Deferred Benefit Account.


                                   ARTICLE VI

                            DEFERRED BENEFIT ACCOUNT

   6.1 Determination of Account. Each Participant's Deferred Benefit Account as of each Determination Date shall consist of the balance of the Participant's Deferred Benefit Account as of the immediately preceding Determination Date, plus the Participant's elective deferred Compensation withheld since the immediately preceding Determination Date pursuant to paragraph 5.1. The Deferred Benefit Account of each Participant shall be reduced by the amount of all distributions, if any, made from such Deferred Benefit Account since the preceding Determination Date.

   6.2 Crediting of Account. As of each Determination Date, the Participant's Deferred Benefit Account shall be adjusted by the amount of earnings since the preceding Determination Date. Earnings shall be based on the Declared Rate(s) as defined in paragraph 2.6 and as elected by the Participant in a Participation Agreement pursuant to paragraph 4.3.

   For any portion of the Deferred Benefit Account to which Declared Rate Option A applies, earnings shall be credited on the mean average of the balances of the Deferred Benefit Account on the Determination Date and on the last preceding Determination Date, but after the Deferred Benefit Account has been adjusted for any Base Salary contributions or any distributions to be credited or deducted for each such day.

   For any portion of the Deferred Benefit Account to which Declared Rate Option B applies, each Participant's Deferred Benefit Account shall be adjusted as of each Determination Date to reflect any gain or loss as if the Deferred Benefit Account had actually been invested in such Declared Rate. Such adjustment shall be made after the Deferred Benefit Account has been adjusted for any Base Salary contributions to be credited or any distributions to be deducted since the last preceding Determination Date. In effect, this assumes Base Salary contributions are credited and distributions are deducted at the beginning of each month.

   Deferrals due to Incentive Compensation earned during a Plan Year, but payable in the following Plan Year shall be credited on the last Determination Date of the Plan Year in which it was earned, but only after earnings have been credited for that Determination Date.

   6.3 Statement of Accounts. The Company shall submit to each Participant, within 120 days after the close of each Plan Year, a statement in such form as the Company deems desirable, setting forth the balance to the credit of each Participant's Deferred Benefit Account (showing separate calculations for each Declared Rate) as of the last day of the preceding Plan Year.


                                   ARTICLE VII

                                    BENEFITS


   7.1 Benefit for Retirement or Termination of Employment. Subject to paragraph
7.6 below, upon a Participant reaching the Retirement Date, or any termination of employment for reasons other than death or Disability, the Participant shall be entitled to a Deferral Benefit equal to the amount of Participant's Deferred Benefit Account determined under paragraphs 6.1 and 6.2 hereof as of the Determination Date coincidental with or immediately following such event.

   7.2 Death. Upon the death of a Participant, such Participant's Beneficiary shall receive a Deferral Benefit equal to the remaining balance in such Participant's Deferred Benefit Account.

      The Deferral Benefit shall be payable as provided for in paragraph 7.6.

      The Deferral Benefit provided above shall be in lieu of all other benefits under this Plan.

   7.3 Disability. In the event of Disability, as defined in paragraph 2.10, while employed by the Company, the disabled Participant shall be allocated the amount in Participant's Deferred Benefit Account determined under paragraphs 6.1 and 6.2 as of the Determination Date next following such Disability.

      Payments shall commence upon attainment of the Participant's Retirement Date in the form specified in paragraph 7.6(a)(2) over a 15-year period. Before payments commence under the preceding sentence, a Disabled Participant may elect, subject to Committee approval upon good cause shown: (i) to accelerate commencement of the payments until the date no earlier than 60 days after the onset of Disability, and/or (ii) to change the form of payment to another form permitted under paragraph 7.6(a).

   7.4 Early Distribution. In respect to each Participation Agreement filed by a Participant, the Participant may irrevocably elect in a Participation Agreement a future date to receive an Early Distribution of a Participant's Deferred Benefit Account attributable to that Participation Agreement. The election for an Early Distribution applies to the Plan Year following such election. Early Distribution may begin at any time after the end of the fifth year following the filing of the Participation Agreement. The Participant may elect to receive all or any percentage of the Participant's Deferred Benefit Account balance, attributable to a Participation Agreement, as an Early Distribution in a lump sum payment. If a Participant elects to receive only a portion of Participant's Deferred Account balance, attributable to a Participation Agreement, as an Early Distribution, then the remaining Deferred Benefit Account Balance will continue to be credited with earnings at the Declared Rate(s) as elected; in such event, a Deferral Benefit equal to the remaining balance shall be payable as provided for in paragraph 7.6. "Early Distribution" means a distribution prior to a Participant's termination of employment.

   7.5 Suspension of Participation/Failure to Continue Participation. The Committee, in its sole discretion, may suspend the deferral of a Participant's base salary during a Plan Year upon the written request of a Participant on account of any unforeseeable emergency resulting in financial hardship suffered by the Participant. In addition, the Committee, in its sole discretion may allow a withdrawal of funds from the Participant's Deferred Benefit Account upon the written request of a Participant on account of financial hardship suffered by that Participant. The withdrawal may not exceed the lesser of the Participant's Deferred Benefit Account or the amount reasonably needed to satisfy the unforeseeable financial emergency. A Participant must file any request for such suspension or withdrawal on or before the 15th day preceding the regular payday on which this suspension or withdrawal is to take effect. Incentive Compensation Deferrals may not be suspended during the Plan Year.

   An unforeseeable emergency resulting in financial hardship shall mean an unexpected need for cash resulting from conditions in the nature of any of the following:

        (a) A severe financial hardship of the Participant caused by a sudden unexpected illness or accident of the Participant or of a dependent of the Participant (as defined in Code Section 152(a));

        (b) A loss of the Participant's property as the result of casualty, or

        (c) Other similar extraordinary and unforeseeable circumstances caused by events beyond the Participant's control.

   The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved as follows:

        (a) Through reimbursement or compensation by insurance or otherwise,

        (b) By liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

        (c) By cessation of deferrals under the Plan.

   The suspension of any deferrals under this paragraph shall not affect amounts deferred with respect to periods prior to the effective date of suspension except as otherwise permitted by the Committee. A Participant whose deferrals are suspended may not execute a subsequent Participation Agreement that would take effect prior to the beginning of the second Plan Year following the close of the Plan Year in which the suspension first took effect.

   In the event the Participant ceases to remain a member of the class of employees who are eligible to participate in this Plan, the Participant may elect to suspend the amount of any remaining deferral commitment in the same manner as described for other suspensions in this paragraph, except that Committee approval shall not be required.

   7.6 Form of Benefit Payment.

        (a) Upon retirement, death or termination of employment, the Company shall pay to the Participant or Participant's Beneficiary the balance in Participant's Deferred Benefit Account in one of the following forms, as elected in the Participation Agreement or any subsequent election filed by the Participant:

            (1) A lump sum payment.

            (2) A monthly payment of principal and interest which shall amortize the Deferred Benefit Account balance over a period of 2 to 180 months as follows: (1) For any portion of the Deferred Benefit Account balance to which the Option A Declared Rate applies, the monthly payment shall be a fixed amount which shall amortize the Deferred Benefit Account balance in equal monthly payments. For purposes of determining the amount of the monthly payment, and for crediting the account balance, the rate of earnings shall be the average of the Option A Declared Rate for the shorter of the last five (5) Plan Years preceding the initial monthly installment payment, or the actual number of Plan Years of participation by the Participant, (ii) For any portion of the Deferred Benefit Account balance to which the Option B Declared Rate applies, the amount of the monthly payment shall be determined by applying a 7% annual rate of interest. The monthly payment shall be redetermined at the start of each subsequent Plan Year by applying a 7% annual rate of interest. The 7% annual rate of interest shall only be used for purposes of determining monthly payments. The Deferred Benefit Account balance will be credited with the Option B Declared Rate. However, for the final Plan Year in which monthly payments shall be received by a Participant, the Deferred Benefit Account balance shall be credited with an interest rate of the average of the Option A Declared Rate during the 5 years prior to the final Plan Year.

        (b) A Participant may change the form in which benefits from future deferrals shall be paid by filing a new Participation Agreement indicating such change any time prior to the date payments are to commence. Such new Participation Agreement may not change the provisions of any previous Participation Agreement to which it relates for purposes of complying with the provisions of paragraphs
            4.2 and 4.4 relating to the minimum and maximum deferrals and duration of the Participation Agreement. No such new Participation Agreement shall change the amount elected to be deferred in the original Participation Agreement, nor the time elected for commencement of benefit payments, nor the form in which benefits are to be paid, except as provided in paragraph 4.2(c).

        (c) In the absence of a Participant's election under subparagraph 7.6(a), benefits shall be paid in the form specified in subparagraph 7.6(a)(2) over a 180-month period. In the event of a Disabled Participant, payment shall be in the form described in paragraph 7.3.

        (d) If, at the time of retirement, death or termination, the amount of the Deferred Benefit Account is less than $10,000.00 or if the amount of the monthly benefit determined in paragraph 7.6(a) 2 results in a monthly benefit of less than $200.00, then the Company shall pay the benefit in a lump sum payment.

        (e) Should the benefit become payable to any person or beneficiary other than a Participant or spouse of a Participant, the remaining balance of the Deferred Benefit Account shall be paid in a lump sum within 60 days.

   7.7 Withholding; Payroll Taxes. To the extent required by the law in effect at the time payments are made, the Company shall withhold from payments made hereunder any taxes required to be withheld from an employee's wages for the federal or any state or local government.

   7.8 Commencement of Payments. Commencement of payments under this Plan shall begin within 60 days following receipt of notice by the Committee of an event which entitles a Participant (or a Beneficiary) to payments under this Plan, or at such earlier date as may be determined by the Committee. All monthly payments shall be made as of the fifteenth day of the month."

       7.9 Change of Control. Anything in this Plan to the contrary notwithstanding, upon a Change of Control, the Company shall pay to each Participant or the Participant's Beneficiary in a cash lump sum (subject to paragraph 7.6) the balance in the Participant's Deferred Benefit Account. Such amount shall be paid as soon as practical but in no event more than 15 days following the occurrence of a change of control. For purposes of this Plan, a change of control shall mean:

        (a) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act)) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 15% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company,
            (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar corporate transaction (in each case, a "Corporate Transaction"), if, pursuant to such Corporate Transaction the conditions described in clauses (i), (ii) and (iii) of clause
            (c) of this paragraph 7.9 are satisfied; or

        (b) A change in the composition of the Board such that the individuals who, as of the date hereof, constitute the Board (the Board as of the date hereof shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the provided, however, for purposes of this paragraph 7.9, that any individual who becomes a member of the Board subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be so pursuant to this provision) shall be considered as though such individual were a member of the Incumbent Board;

            but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

        (c) The approval by the shareholders of the Company of a Corporate Transaction or, if consummation of such Corporate Transaction is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Corporate Transaction pursuant to which
            (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction and the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction and any Person beneficially owning, immediately prior to such corporate transaction, directly or indirectly, 15% or more of the Outstanding Company Common Stock or Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 15% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

        (d) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company or, if consummation of such liquidation or dissolution or sale or other disposition is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a sale or other disposition to a corporation, with respect to which following such sale or other disposition, (i) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such
                                       13
            corporation entitled to vote generally in the election of directors will then be beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 15% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) will beneficially own, directly or indirectly, 15% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of such corporation.

        (e) If the employment of a Participant with the Company is terminated prior to the date on which a Change of Control occurs, and it is reasonably demonstrated that such termination (1) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (2) otherwise arose in connection with or anticipation of a Change of Control, then such Participant shall be treated as a Participant employed at the time the Change in Control occurred, and any amounts forfeited by such Participant under this Plan shall be fully restored to such Participant.

   7.10 Limitations on the Annual Amount Paid to a Participant. Notwithstanding any other provisions of this Plan to the contrary, in the event that a portion of the payments due a Participant pursuant to paragraphs 7.1, 7.2., 7.3 or 7.4, would not be deductible by the Company pursuant to Section 162(m) of the Internal Revenue Code of 1986 (as amended), the Company, at its discretion, may postpone payment of such amounts to the Participant until such time that the payments would be deductible by the Company. Provided, however, that no payment postponed pursuant to this paragraph 7.10 shall be postponed beyond the first anniversary of such Participant's termination of employment.


                                  ARTICLE VIII

                             BENEFICIARY DESIGNATION

   8.1 Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as Beneficiary or Beneficiaries (both principal as well as contin-

gent) to whom payment under this Plan shall be made in the event of Participant's death prior to complete distribution of the benefits due to the Participant under the Plan.

   8.2 Amendments. Any Beneficiary designation may be changed by a Participant by the written filing of such change on a form prescribed by the Committee. The filing of a new Beneficiary Designation form will cancel all Beneficiary designations previously filed.

   8.3 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant's designated Beneficiary shall be deemed to be the person or persons surviving Participant in the first of the following classes in which there is a survivor, share and share alike:

        (a) The surviving Spouse;

        (b) The Participant's children, except that if any of the children predecease the Participant but leave issue surviving, then such issue shall take by right of representation the share their parent would have taken if living;

        (c) The    Participant's    personal    representative    (executor   or
            administrator).

   8.4 Effect of Payment. The payment to the deemed Beneficiary of the entire amount owed shall completely discharge the Company's obligations under this Plan.


                                   ARTICLE IX

                        AMENDMENT AND TERMINATION OF PLAN

   9.1 Amendment. The Company may at any time amend the Plan in whole or in part; provided, however, that no amendment shall be effective to decrease or restrict any Deferred Benefit Account at the time of such amendment. In the event the Plan is amended, the Participation Agreement shall be subject to the provisions of such amendment as if set forth in full therein, without further action or amendment to the Participation Agreement. The parties shall be bound by, and have the benefit of, each and every provision of the Plan, as amended from time to time.

   9.2 Right to Terminate. The Board or Committee may at any time terminate the Plan with respect to new elections to defer if, in its judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of the Company. The Board or Committee may also terminate the Plan in its entirety at any time, and upon any such termination, all Participants under the Plan shall be paid the balance in their Deferred Benefit Accounts in a lump sum, or over such period of time as determined by the Committee.

                                    ARTICLE X

                                  MISCELLANEOUS

   10.1 Unsecured General Creditor. Participants and their Beneficiaries shall have no legal or equitable rights, interest or claims in any property or assets of the Company, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Company ("Policies"). Such Policies or other assets of the Company shall not be held under any trust for the benefit of Participants or their Beneficiaries or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan; however, such Policies and assets may be held in trust if such Policies and assets remain subject to the claims of the Company's general creditors in the event of the Company's bankruptcy or insolvency. Any and all of the Company's assets and Policies shall be, and remain, the general, unpledged and unrestricted assets of the Company. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future.

   10.2 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

   10.3 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and the Participant, and the Participant (or Participant's Beneficiary) shall have no rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge Participant at any time.

   10.4 Protective Provisions. A Participant will cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder, by taking such physical examinations as the Company may deem necessary, and by taking such other action as may be requested by the Company.

   10.5 Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Missouri.

   10.6 Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns.

   10.7 Effective Date. This Plan as amended and restated herein, shall become effective as of January 1, 2001.

   10.8 Incompetent. In the event that it shall be found upon evidence satisfactory to the Committee that any Participant or Beneficiary to whom a benefit is payable under this Plan is unable to care for such Participant's or such Beneficiary's affairs because of illness or accident, any payment due (unless prior claim therefor shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Company, to the Spouse or other person deemed by the Committee to have incurred any expense for such Participant or a Beneficiary. Any such payment shall be a payment for the account of the Participant or a Beneficiary and shall be a complete discharge of any liability of the Company therefor.


   ADOPTED pursuant to resolution of the Board of Directors this 22nd day of November, 2000.

                                        BUTLER MANUFACTURING COMPANY


                                        By /s/ Donald H. Pratt
                                           Chairman


                                        By /s/ John W. Huey
                                           Secretary

                                    EXHIBIT A




                                                Years to Which
             Individuals                     Amendment Applicable

              Don Pratt                         1989 to 1996

              Bob West                             1992